DISTRIBUTION AGREEMENT

This Distribution Agreement between PSS World Medical Shared Services, Inc. acting as agent for PSS World Medical Inc. ("PSS") with its offices at 4345 Southpoint Boulevard, Jacksonville, Florida, 32216, and iCardia Healthcare, a Delaware corporation, ("Supplier"), with offices at 150 Field Dr., Suite 170, Lake Forest, IL 60045 (the "Parties") is effective this 1st day of February 2005 ("Effective Date"),

WHEREAS Supplier manufactures and/or supplies products and seeks to establish or enhance distribution in certain territories; and,

WHEREAS PSS distributes products and seeks to distribute additional products to its customers; and,

WHEREAS Supplier desires to appoint PSS as an authorized distributor in certain territories of certain products, accessories and related goods to be supplied by Supplier and PSS desires to accept such appointment.

THEREFORE PSS agrees to purchase and Supplier agrees to sell such Products upon the following terms and conditions:

1. DEFINITIONS

The following terms have the meaning indicated here when used in this Agreement:

1.1 "Affiliate": With respect to either party, any person, firm, corporation, other legal entity which controls or is controlled by or under common control with such party.

1.2 "Products": All products, supplies, accessories, parts and related goods listed in Exhibit 1 as well as any upgrades to the products listed or other products that the parties mutually agree to add to Exhibit 1.

1.3 "Territory": All physician offices in the United States, free-standing non-acute care, non-hospital based practices.

2. APPOINTMENT

Supplier hereby appoints PSS as the exclusive distributor for the Products in the Territory. PSS agrees to use commercially reasonable efforts to promote, sell and support the Products to customers of the Products. Supplier agrees (a) it shall not agree with or permit any third party to sell, resell, offer for sale or distribute any Products within the Territory and (b) shall not, indirectly (through any third party other than PSS) sell, resell, offer for sale or distribute any Products within the Territory. 3. RELATIONSHIP

3.1 The relationship of PSS to Supplier shall be that of an independent contractor engaged in purchasing Products from Supplier for resale to PSS's customers.

3.2 Nothing contained in this Agreement shall be deemed to create a partnership or joint venture between the Parties. Neither the making nor the performance of this Agreement shall be construed in any manner to have established a joint venture or partnership.

3.3 Neither Party shall hold itself out as the agent of the other, nor shall they incur any indebtedness or obligations in the name of, or which shall be binding on the other, without the prior written consent of the other. Each Party assumes full responsibility for its own personnel under laws and regulations of the governmental authorities of the competent jurisdiction.

3.4 During the Term, PSS shall not market or distribute any Product that is substantially similar to those outlined in Exhibit A or otherwise competes with any Supplier Products.

3.5 Both parties shall comply with all laws, regulations and orders relating to its performance under this Agreement, including without limitation all anti-fraud and anti-kickback laws, regulations and orders. PSS and Supplier each agrees, warrants and certifies that in performance of this Agreement it will fully comply with the provisions of the Social Security Act, Section 1128B(b) (42 U.S.C. Section 1320a-7b(b)) which prohibit the knowing or willful offer, solicitation or receipt of any remuneration, including discounts and/or rebates, directly or indirectly, in return for purchasing, leasing or ordering, or arranging for or recommending the purchase, lease or order, of any services or items, including any Products, for which payment may be made in whole or in part under a federal health care program. Without limiting the generality of the foregoing, PSS and Supplier shall not, directly or indirectly, pay any compensation, amounts, benefits or other consideration to any PSS or Supplier employee, or any family member of a PSS or Supplier employee, (other than customary gifts valued under $100 in the course of one year, and business meals in the ordinary course) without the express written consent of PSS and Supplier. This provision shall survive termination or expiration of this Agreement for any reason.

3.6 Supplier agrees not to send any product, samples of medical devices or prescription drugs, marketing materials or other communications (including without limitation, email, voice mail, direct mail or fax) to a Group of PSS's employees or agents without PSS' prior written approval. For purposes of this Section, a "Group" is defined as more than five people receiving the same or similar communication. This provision shall survive termination or expiration of this Agreement for any reason.

4. TERM OF AGREEMENT

4.1 The term of this Agreement shall commence on the Effective Date and continue for a period of two (2) years thereafter. This Agreement shall automatically renew thereafter for successive one (1) year periods unless either party gives written notice of termination no later than one hundred eighty (180) days prior to expiration of the then-current term.

4.2 In the event of expiration or termination of this Agreement for any reason, this Agreement shall continue to apply to all orders previously accepted by Supplier.

5. TERMINATION

5.1 If either Party breaches or fails to perform any of the obligations imposed upon it under the terms of this Agreement, the other Party may terminate the Agreement in the event the breaching Party fails to cure such breach within ninety (90) days after receiving written notice of such breach from the non-breaching party.

5.2 To the extent permitted by law, if either Party becomes insolvent, is unable to pay its debts when due, files for bankruptcy, is subject of involuntary bankruptcy, has a receiver appointed, or has its assets assigned, the other Party may terminate this Agreement immediately upon notice to the other party and may cancel any unfulfilled obligations.

6. ASSIGNMENT

6.1 During the term of this Agreement, the rights of either party under this Agreement shall not be assigned nor shall the performance of duties hereunder be delegated, without the other party's prior written consent, which shall not be unreasonably withheld; provided however, either party may assign this Agreement (i) to an Affiliate that is an Affiliate as of date of execution of this Agreement; (ii) to an Affiliate whose assets consist entirely of the assets of an Affiliate or Affiliates that were Affiliates as of the date of execution of this Agreement; or (iii) a successor to or acquirer of all or substantially all of the assets of a Party, an Affiliate or an operating unit or division of the Party (collectively the "permitted assignees").

6.2 A permitted assignment of such rights for purposes of this Section shall include any transaction including but not limited to, any merger, consolidation or purchase of stock that results in a third party that is not a permitted assignee controlling, directly or indirectly, a legal entity that holds such rights. In the event of a change in control of Supplier, Supplier shall give PSS notice of such change in control no later than fifteen (15) days after Supplier has entered into a binding agreement that results or will result in such change in control (provided however if such disclosure is precluded by contract or applicable law, then Supplier shall provide such notice within fifteen (15) days after disclosure is permissible), this Agreement shall survive the change in control, and all obligations of Supplier hereunder shall be binding upon the successor, acquiring and/or surviving entity or entities. Additionally, any assignment of this Agreement, whether due to consent by a party, operation of law or change in control, shall not relieve the assigning Party of its obligations hereunder.

7. PRICES AND PAYMENTS

7.1 Prices which PSS shall pay Supplier for the Products purchased, shall be the prices set forth in Exhibit 1. If there are additions or changes to Products, PSS will have the right to purchase those products and prices will be established and Exhibits so revised. Supplier agrees not to increase the price for any Product for a period of one (1) year after the Effective Date of this Agreement. Thereafter, Supplier shall provide written notice to PSS of any price increase no later than sixty (60) prior to the effective date of the price increase.

7.2 . Deleted

7.3 In the event of a price change by Supplier, orders issued by PSS with requested or acknowledged delivery dates within sixty (60) days after the effective date of the price change

will be billed at the lower price. This includes backlog and orders already placed but have not received acknowledged delivery dates.

7.4 Payment shall be in U.S. dollars by PSS, and fully payable net thirty (30) days after date of invoice by PSS. Invoices must include details such as PSS order number, product numbers and quantities as reference.

7.5 In competitive situations or as part of a large order, PSS and Supplier may agree on a special price arrangement.

7.6 PSS shall set the end user selling price of Products.

8. SUPPLY CHAIN SERVICE AND PERFORMANCE REQUIREMENTS

8.1 Forecasts. As noted in Section 10.1, PSS will provide to Supplier a monthly rolling forecast of anticipated purchases for each of the following twelve (12) months that includes minimum, expected and maximum estimates. Forecast quantities are non-binding and used by Supplier in planning its production capacity.

8.2 Initial Order and Payment Terms. Upon execution of this Agreement, PSS agrees to a minimum initial purchase and payment for 5,000 units of Product. The initial purchase order will be a binding, non-cancelable order at a unit price of $45 (plus applicable shipping and handling charges upon delivery) payable in full upon execution of this Agreement. The actual delivery dates will be scheduled as product is available over the next 90 days. These are one-time purchase terms only and all subsequent purchases will be in accordance with the terms in Exhibit 1. If Supplier does not deliver all of the 5,000 units to PSS with in 90 days then PSS will be issued a refund by the Supplier at the rate of $45.00 times the number of units remaining on the initial 5,000 unit stocking order.

8.3 Purchase Orders. (a) PSS will submit fax or electronic purchase orders to Supplier. Supplier will provide electronic order acknowledgement via EDI or PSS's vendor web portal within two (2) business days from the receipt of purchase orders. Order acknowledgement is to include a) estimated shipment date, ship-from location, and shipment mode/carrier, b) price discrepancies, c) backorders and expected backorder release dates, and d) notification of failure to meet minimum order requirements.

8.31 Minimum Quantities. Each purchase order shall be for a minimum of 5,000 units unless such minimum unit requirement is waived in writing by Supplier.

8.32 Purchase orders shall specify shipment dates not less than ninety (90) days after Supplier's receipt of the order unless specifically agreed by Supplier in writing.

8.33 In order to assist efficient manufacturing operations, PSS agrees to use its best efforts to place orders and specify delivery dates in a manner that minimizes monthly fluctuations in production volumes.

8.34 Purchase Order Variations. Purchase orders 90 days or less prior to scheduled delivery may not be cancelled or modified without the written approval of Supplier.

Purchase orders over 90 days prior to scheduled delivery may be cancelled or modified by written notice of change from PSS to Supplier. PSS shall bear all costs and expenses incurred as a result of a cancelled or modified order unless Supplier is at fault for the need to cancel or modify the order. .

8.4 Supplier will use its best efforts to have the capability to provide all information detailed in section 8.3 above via PSS's vendor web portal or as EDI 856/857 transaction sets ("ASN's") providing electronic confirmation of *actual* shipment information by October 1, 2005. 8.5 Supplier and PSS will agree on the specific quantities scheduled for delivery each month against the purchase order. Supplier will provide a first-pass line fill rate of at least ninety five percent (95%), measured monthly. This is defined as total purchase order lines planned for delivery that month received one hundred percent (100%) complete on the first pass (initial receipt) during the month, divided by the total number of lines expected to be received during the same month. Supplier shall be entitled to partial credit for partially filled lines.

8.6 Delivery dates are estimates only. Supplier shall fill orders promptly and deliver in accordance with PSS requested delivery dates, but Supplier shall not be liable for any damage to PSS or any other person for Supplier's failure to fill any orders, or for any delay in delivery or error in filling any orders. Supplier shall keep PSS apprised of any shipment which is anticipated to be delayed beyond scheduled delivery date. Supplier shall not be obligated to ship any units of Product if PSS is in breach of this Agreement at any time prior to scheduled shipment.

8.7 Supplier and PSS will coordinate plans to install and complete customer training for the Product(s) within thirty (30) days of acceptance of an order, or the date quoted or acknowledged. Supplier shall give PSS prompt notice of any prospective failure to meet the acknowledged delivery date. If Supplier fails to deliver Products for thirty (30) days beyond the agreed delivery date, PSS may cancel such orders without charge.

8.8 Supplier shall provide customer service support during normal business hours (8:00 AM to 8:00 PM EST/EDT, Monday through Friday), and shall designate a primary customer service representative for PSS.

8.9Supplier shall provide PSS with annual calendars indicating holiday or other closures of shipping and customer service operations, and will provide at least thirty (30) days advance notice, in writing, of any changes to this calendar.

8.10 Supplier shall provide a packing list with PSS's purchase order number, Supplier's item number, quantity shipped and date shipped with each shipment. If applicable, the packing list should also provide serial number, lot or batch number, NDC and/or UPC number, and expiration date. There should be no more than one PSS purchase order number per Supplier packing list, and all packing lists should be printed in Supplier part number sequence indicating split shipments and backorders, as applicable.

8.11 Supplier shall preserve, package, handle, and pack Products so as to protect the Products from loss or damage, in conformance with good commercial practice, government regulations, and other applicable requirements. Supplier shall mark the exterior of the boxes with

the associated Supplier item number and serial number, lot or batch number, NDC and/or UPC number as applicable, of the contents. Supplier shall be responsible for any loss or damage due to its failure to properly preserve, package, handle, or pack Products and will be promptly notified by PSS within 5 days of receipt of delivery regarding any loss or damaged product for these reasons. Supplier will ship Products in the final packaging as intended to be received by the end user as ordered.

8.12Supplier will not apply any miscellaneous, handling, HAZMAT, accessorial, minimum order or pallet charges, surcharges or fees to any PSS purchase orders or deliveries unless a) specifically approved in this agreement, or agreed to in writing by both parties.

8.13 Title to Products and risk of loss or damage will pass to PSS when Products are delivered to PSS, but PSS will bear all shipping, handling and insurance costs. If such costs are not paid directly by PSS, they shall appear on Supplier's invoice if possible, or be invoiced later for reimbursement by PSS. PSS may arrange for and/or designate the carrier for shipments to PSS. .

8.14 Returns. A Returned Goods Authorization form, signed by the Supplier, is required to accompany any returns. Returns are allowed twice annually and limited to two percent (2%) of total PSS purchases for the six months preceding each return. The returned Product must be in the original unopened packaging and all return costs including shipping, handling, and insurance are the responsibility of PSS..

9. ADVERTISING, PROMOTIONS, TRADEMARKS AND COPYRIGHTED MATERIAL

9.1 Supplier agrees to provide sample quantities of current or new sales literature, artwork, advertising materials, promotional plans and other information or programs reasonably related to this Agreement and the Products ("Advertising Materials"). Supplier warrants that no Advertising Materials will be misleading, deceptive, unfair or otherwise violate any applicable laws, statutes or regulations. PSS specific literature and advertising will be the responsibility of PSS.

9.2 PSS, with input from Supplier, will evaluate requirements and define promotional plans to which PSS will utilize in connection with marketing and promoting the Products. To the extent applicable to the Products, Supplier will also provide recommended reference sites and will actively pursue clinical evaluations and the development of local/country reference sites and clinical trials.

9.3 Supplier hereby grants PSS a non-exclusive revocable license to use any Supplier trademark or trade name associated with the Products solely in the advertisement and promotion of the Products during the term of this Agreement. Except as provided in this paragraph, PSS shall have no right, title or interest in or to any patent, trademark of trade name belonging to Supplier. Supplier hereby grants PSS a non-exclusive revocable license to reproduce materials provided to PSS by Supplier as is reasonable for promotion, demonstration, sale and support of Supplier Products, including but not limited to posting such materials on the Internet, Intranet, or web. PSS use commercially reasonable efforts shall do all things requested of it by Supplier as

Supplier determines necessary or appropriate to protect Supplier's interests and rights in such trademarks, trade names and other intellectual property, all at Supplier's expense.

10. SALES, MARKETING AND SUPPORT OBLIGATIONS

10.1 PSS will use commercially reasonable efforts to reach the following sales goals set forth in the forecast. PSS will provide to Supplier a monthly rolling forecast of anticipated purchases for each of the following twelve (12) months that includes minimum, expected and maximum estimates. These goals are non-binding estimates of the sales that PSS will strive to achieve, and are not intended to be binding purchase orders, commitments or obligations. If PSS does not achieve these sales goals, and Supplier has met all obligations for sales support and service, and marketing support then Supplier has the right to covert PSS' exclusive distribution rights to non-exclusive. If Supplier wishes to exercise this right then both Parties will negotiate in good faith a new Non-Exclusive distribution agreement. The foregoing shall be Supplier's exclusive remedy in the event PSS fails to achieve any of the sales goals, and failure to achieve the sales goals shall not result in Supplier having the right to terminate this Agreement.

Yr 1: TBD no later than 120 days after execution of this Agreement.
Yr 2: TBD no later than 120 days after execution of this Agreement.
Yr 3: TBD no later than 120 days after execution of this Agreement.

10.2 PSS shall use commercially reasonable efforts to handle and resolve feedback from its customers. Supplier shall have ultimate responsibility for resolution of Product related issues. Supplier shall provide complete technical support to customers for all Products.

10.3 Supplier shall maintain a sufficient sales force to achieve the sales goals. This sales force shall provide marketing, demonstration and sales support for PSS's sales and distribution efforts under this Agreement. The sales representatives shall be reasonably available to PSS as reasonably required in support of PSS's sales and distribution efforts with respect to Products. Supplier shall replace terminated or transferred sales representatives within sixty (60) days after such termination or transfer.

10.4 In addition to the foregoing, the parties shall provide the marketing, promotional, sales and support efforts identified on Exhibit 2.

11. QUALITY ASSURANCE

11.1 Supplier agrees to maintain appropriate certification status and compliance with the Food and Drug Administration's (FDA) Quality System Regulation, the Medical Device Directive and/or all other applicable regulations. As manufacturer, Supplier will comply with all applicable regulations and standards that pertain to manufacturers for Products.

11.2 Upon request, Supplier agrees to furnish to PSS any information required to enable PSS to comply with all applicable regulations and standards that pertain to distributors for the Products.

11.3 Upon request and to the extent reasonably available to PSS, PSS agrees to furnish to Supplier any information required to enable Supplier to comply with all applicable laws and regulations and standards for manufacturers of these Products.

11.4 If the Products and/or Territory covered in this Agreement are modified, then Supplier will maintain compliance with all applicable laws and regulations where Products are manufactured and where Products are sold prior to the time that both Parties agree that the distribution is to commence.

11.5 Each party represents, warrants, and covenants that all Products have been held under the manufacturer's recommended environmental conditions, including Products returned.

11.6 In the event Supplier installs electronic products regulated by the FDA (e.g., bone densitometers), Supplier shall comply with all Federal and State regulations. Supplier shall be responsible for the completion and submission of relevant and applicable records to the FDA. Supplier shall comply with all Federal and State chain of custody, also known as "pedigree," regulations for prescription products.

11.7 Supplier agrees to allow reasonable access to federally mandated quality assurance records, policies, and procedures for FDA regulated Products. Supplier agrees to reasonable access to manufacturing facilities for the purpose of performing vendor certification as required by the FDA.

12. MODIFICATION OF PRODUCTS

12.1 PSS shall have the right to add notations or markings to the Product packaging with respect to a) applicable expiration dates of Products, b) meeting requirements of PSS warehouse automation and operating systems, and c) meeting customer requirements.

12.2 Supplier shall consult with PSS with respect to new Products and any design changes or modifications to Products, however, Supplier shall not be required to use the input, suggestions or advice provided by PSS.

12.3 Supplier shall provide PSS written notice of all Product discontinuances no less than sixty (60) days prior to the last order date. Supplier must provide PSS with the option of a) returning all inventory of the discontinued product for credit, or b) exchanging all inventory of the discontinued product for "replacement" product, when applicable, at the Supplier's expense.

12.4 Supplier shall provide PSS with written notice of all material Product modifications or Product packaging modifications not less than sixty (60) days prior to the last order date for the unmodified Product, including shipping case dimensions and weight.

13. IMPORT / EXPORT REQUIREMENTS

13.1 Upon request, Supplier shall provide at its own costs and expenses export certificates or licenses issued by U.S. Government and other documents that are necessary for import and sale of the Products in the Territory. As required by governments of any Territory, Supplier agrees to site inspections of Supplier's factory.

13.2 Supplier shall obtain and maintain at its costs all such Product registrations that are necessary for demonstration and sale of Products as required by law (including, but not limited to, Customs Service and FDA) in the Territory. Supplier shall comply with all applicable regulatory requirements for Product localization, including labeling and documentation as required in countries agreed to by Supplier and PSS.

13.3 Upon mutual agreement, PSS may provide Product registration and/or localization assistance. In the case of documentation localization, all master documentation is maintained and controlled, for the purpose of quality system compliance, by Supplier.

13.4 Supplier shall provide an appropriate certification stating the country of origin for Products, sufficient to satisfy the requirements of (i) the customs authorities of the country of ultimate destination; (ii) any applicable export licensing regulations, including those of the United States; and (iii) requirements for duty drawback.

13.5 Supplier shall mark every Product (or the Product's container if there is not room on the Product itself) with the country of origin. Supplier shall, in marking the Products, comply with the requirements of the customs authorities of the country of ultimate destination. For each shipment of Products of U.S. origin issue a certificate specifying the U.S. Export Control Classification Number (ECCN number). Products must not be resold, exported or re-exported in violation of the U.S. Export Administration Act.

14. REPRESENTATIONS AND WARRANTIES

14.1 Supplier shall be entitled to verify the reason for the return and to determine in its discretion whether to replace (rather than repair) the Product. Supplier shall not repair or replace Products free of charge if the failure is due to any of the following reasons:

(i) Damage from abuse or misuse;
(ii) Attempted repair by unauthorized persons; or
(iii) Repossession.

14.2 Supplier warrants that no Product provided hereunder shall be adulterated or misbranded, within the meaning of the Federal Food, Drug, and Cosmetic Act.

14.3 Supplier warrants that all Products shall when shipped to PSS (i) conform strictly to its specifications; (ii) be free from defects in design, material, and workmanship when used for their proper and intended purposes; (iii) be free from all liens, encumbrances, and other claims against title and (iv) all Product is new, except for Product that is clearly identified as refurbished, remanufactured, or used. SUPPLIER MAKES NO OTHER WARRANTIES, EXPRESS OR IMPLIED AND SUPPLIER DISCLAIMS ALL OTHER WARRANTIES, INCLUDING ANY WARRANTY OF MERCHANTIBILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT, EXCEPT AS PROVIDED BELOW OR UNDER SECTOIN 18, SHALL SUPPLIER BE LIABLE UNDER ANY CONTRACT, TORT, WARRANTY OR OTHER LEGAL THEORY, FOR INDIRECT, INCIDENTAL, SPECIAL CONQUESENTIAL OR PUNITIVE DAMAGES. Supplier's liability under this warranty shall

be limited to repair or replacement of or refund for defective or non-conforming products. Repairs and returns of defective Products shall be at Supplier's expense, including freight and shipping charges.

Supplier, represents, warrants and covenants to PSS that:

i. Supplier is and will continue to be a duly formed and validly existing entity in good standing under the laws of the state of its organization

ii. Supplier has full right, power and authority, corporate and/or otherwise, to execute and deliver this Agreement and to otherwise consummate the transactions contemplated by this Agreement.

iii. The execution, delivery and performance by Supplier under this Agreement, and the transactions and actions contemplated hereunder, have been duly authorized by all necessary action by Supplier. This Agreement, when duly executed and delivered, constitutes a valid, legal and binding obligation of Supplier enforceable in accordance with its terms.

iv. The execution, consummation of the transactions contemplated by, and/or compliance with the terms and provisions of this Agreement, will not conflict with, result in a breach of, or constitute a default under any of the terms, conditions or provisions of Supplier's constituent documents or any agreement, lease, indenture, mortgage, deed of trust, land contract, license or other instrument to which Supplier is a party or by which Supplier may be bound or affected or to which Supplier is subject, or any law, regulation, order, writ, injunction or decree of any court or agency or regulatory body.

v. Supplier is licensed to sell Products in each state in which it is sending product to a PSS facility and/or customer.

15. COMPLAINTS, QUALITY RECORDS AND RECALLS

15.1 PSS will notify, in writing, Supplier's quality assurance department of all Product complaints or any regulatory/conformance issues that may affect the marketability of Products. Supplier shall notify the appropriate regulatory agent(s) if required and shall conduct any safety investigations or other necessary follow-up activities. PSS will provide any information essential to such activities. Supplier will promptly notify PSS if corrective action is necessary in the Territory.

15.2 In the event of any recall of a Product required by a governmental agency for safety or efficacy reasons, or requested by Supplier at its sole discretion, which is the result of Supplier's failure to supply Products that (1) conform in all material respects to the applicable published specifications; or (2) are free from defects in material and workmanship (when given normal, proper and intended usage), Supplier agrees to repair or replace at its own costs and expense all Products subject to the recall and previously delivered to PSS or PSS customers. Supplier also agrees to consult with PSS to establish a reasonable process for managing the recall. Supplier shall be responsible for all reasonable expenditures incurred by PSS (including,

but not limited to shipping, labor and travel costs) consistent with the recall process agreed to by the Parties, and consistent with HIDA and HDMA industry guidelines. In the event the recall is not required by a governmental agency for safety or efficacy reasons, but is instead requested by Supplier at its sole discretion, Supplier will be responsible for determining the scope of the recall, including the number of units, timeframe for the recall, and criteria for completion, at no cost or expense to PSS.

16. FORCE MAJEURE

No Party to this Agreement shall be liable for failure or delay of performance of any of its obligations hereunder if such failure or delay is due to causes beyond its reasonable control including, without limitation, natural disasters, fires, earthquake or storm, strikes, failures of public utilities or common carriers, acts of war, or intervention, acts restraints or regulations of any governmental authority, including compliance with any order of any governmental considerations; provided that any such delay or failure shall be remedied by such Party as soon as possible after removal of the cause of such failure. A Party suffering such delay or which expects to suffer such delay shall promptly notify the other Party in writing of the cause and expected duration of such delay. In the event a delay lasts or is expected to last more than thirty (30) days the other Party shall have the option to terminate this Agreement upon written notice.

17. CONFIDENTIALITY

17.1 Return of Confidential Information. Each party shall return to the other all Confidential Information (as defined below) received from that other party, along with all copies, immediately upon the termination of this Agreement.

17.2 Remedies. Each party shall be liable to the other for damages caused by any breach of this Section or by any unauthorized disclosure or use of the other's Confidential Information by such party or third parties to whom unauthorized disclosure was made. In addition to any other rights or remedies which may be available to it, each party shall be entitled to seek appropriate injunctive relief or specific performance to prevent unauthorized use or disclosure of Confidential Information. Each party acknowledges and agrees that the unauthorized use or disclosure of the other party's Confidential Information will cause irreparable injury to the other party and that money damages will not provide adequate remedy to the other party.

17.3 Confidential Information. The business and technical information developed or acquired by, or entrusted by a third party to, each party, including customer lists, names, contact information, addresses, telephone numbers and email address, ("Confidential Information") are the exclusive property of such party, are among such party's valuable assets, and their value to that party may be lost by their unauthorized use or disclosure to persons or entities not related to such party. Confidential Information includes, among other things, all lists of customers, all Product designs and manufacturing processes, Product pricing, pricing strategies and Pricing Information (as defined and subject to the provisions of Section 0, below), business plans, and all related trade secrets. Neither party shall, directly or indirectly, use the other party's Confidential Information received hereunder (other than directly in connection with its obligations hereunder) or disclose or disseminate it to any party or entity during the Term of this Agreement or at any time thereafter (subject to the exceptions below), regardless of the reason for such expiration,

without the express written consent of the other party. This obligation of confidentiality shall not apply to any Confidential Information which (i) was properly and lawfully known to the receiving party at the time of receipt without any misconduct on the receiving party's part; (ii) was in the public domain at the time of receipt; (iii) becomes public through no wrongful act of the party obligated to keep it confidential; (iv) is properly received by the receiving party from a third party who did not thereby violate any confidentiality obligations to the disclosing party; or (v) is required by applicable law to be divulged.

17.4 Pricing Information. Without limiting the generality of the foregoing, Supplier expressly acknowledges and agrees that it will not, except as authorized in writing in advance by PSS, disclose the actual or effective costs or prices paid by PSS for Products ("Pricing Information"), to (a) any of its employees or sales representatives, (b) any employees or sales representatives of PSS, or (c) any third party, provided however, that (1) Supplier shall have the right to disclose Pricing Information only to those of its employees who have an absolute need to know such information for purposes of complying with or performing under the terms of this Agreement and (2) Supplier shall cause its employees who have a need to know such information to maintain the confidentiality of Pricing Information by advising such employees of the confidentiality obligations under this Agreement and, if reasonably necessary and appropriate under the circumstances, requiring such employees to acknowledge this confidentiality obligation in writing. In the event Supplier determines it is necessary to disclose any Pricing Information to any sales or marketing representative of PSS or Supplier, Supplier will promptly notify PSS in writing and Supplier shall not disclose any Pricing Information to any sales or marketing representative until and unless PSS provides written approval to do so, including the scope, nature and extent of the Pricing Information to be disclosed.

18. INDEMNIFICATION

Supplier shall, except as otherwise provided below, indemnify, and hold PSS harmless, and defend or settle any claim made or any suit proceeding, including reasonable attorneys fees, brought against PSS and its Affiliates, subsidiaries, assigns, subcontractors, and customers, arising out of or relating to an allegation that any Product infringes a patent, copyright, trademark, trade secret, or other intellectual property right of any third party. PSS shall (a) promptly notify Supplier in writing of any such claim, (b) reasonably cooperate with Supplier in connection with the defense of such claim, and (c) give Supplier the sole authority to defend or settle the claim (at Supplier's expense). Supplier shall pay all damages and costs finally awarded in any such suit or proceeding against PSS, or any settlement amount required to settle the claim. In the event the Product is held to infringe and the use or sale of said Product is enjoined, Supplier shall have the option at its own expense, to procure for PSS the right to continue using or selling said Product, or replace same with a non-infringing Product, or modify same so it becomes non-infringing. In the event Supplier is unable to accomplish either of the foregoing remedies after using commercially reasonable efforts to do so, Supplier shall grant a refund to PSS of the price paid by PSS for any of such Products returned to Supplier by PSS. Notwithstanding anything to the contrary above, in no event shall Supplier have any liability under this Section for any such claims resulting from (a) modifications to the Products by anyone other than Supplier where the unmodified Products do not infringe and Supplier did not authorize the modification; (b) the combination of the Products with other products not provided or authorized by Supplier; or (c) use of the Products for purposes for which they were not intended.

Supplier shall indemnify, defend and hold PSS and its Affiliates harmless from and against any and all liabilities, claims, demands, damages, costs and expenses or money judgments (including reasonable attorneys fees) asserted against, incurred by or rendered against any of them from (a) third party claims or actions for personal injury, death or property damage, and PSS's out-of-pocket recall costs, to the extent arising out of Supplier's breach of any of its covenants or representations set forth herein, or a defect due to defective design, parts, packaging, labeling, Supplier provided advertising materials, faulty workmanship of Products of which Supplier is the manufacturer or is the Party responsible for failure to warn except to the extent that such personal injuries, death or property damage arise out of PSS's (or its Affiliates) negligence or breach of this Agreement (as set forth in herein), (b) third party claims or actions to the extent arising from Supplier's negligence, breach of this Agreement or other acts or omissions. PSS shall indemnify and hold Supplier harmless against all liabilities, claims, demands, damages, costs and expenses or money judgments (including reasonable attorneys fees) arising out of third party claims for personal injury or death, and Supplier's out-of-pocket recall costs, to the extent caused by the negligence or willful misconduct of PSS in the storage, handling, transportation, marketing of, or misrepresentations concerning the Products. EXCLUDING CLAIMS FOR INDEMNIFICATION AND UNLESS EXPRESSLY PROVIDED FOR HEREIN, IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, OR PUNITIVE DAMAGES OF ANY KIND WHATSOEVER INCLUDING BUT NOT LIMITED TO LOST PROFITS, IN CONJUNCTION WITH OR ARISING OUT OF THE PERFORMANCE UNDER THIS AGREEMENT OR THE USE OR PERFORMANCE OF PRODUCTS AND SUPPORT SERVICES EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

19. INSURANCE

Supplier shall obtain, pay for and maintain the following insurance coverages:

19.1 **Comprehensive Commercial General Liability** insurance, including contractual liability insurance and product liability insurance against claims regarding the Products and its activities contemplated by this Agreement, in an amount not less than one million dollars ($1,000,000) Combined Single Limit bodily Injury & Property Damage Each Occurrence / three millions dollars ($3,000,000) Aggregate, including coverage for products and completed operations, contractual liability insuring the obligations assumed by Supplier under this Agreement, independent contractors, and personal and advertising injury coverages.

19.2 **Workers' Compensation** insurance with limits to conform with the greater of the amount required by applicable law or one million dollars ($1,000,000) each accident, including occupational disease coverage.

19.3 **Comprehensive Automobile Liability** insurance with limits not less than one million dollars ($1,000,000) each occurrence combined single limit of liability for bodily injury, death, and property damage, including owned and non-owned and hired automobile coverages, as applicable.

19.4 Supplier shall name PSS as an additional insured with respect to its Commercial General Liability and Automobile Liability policies. Supplier shall maintain such insurance

during the term of this Agreement and thereafter for so long as it maintains insurance for itself covering such activities. Coverage shall be written on a Standard ISO Occurrence Form CG00010196 or its equivalent. Upon execution of this Agreement, and annually for the term of this Agreement, Supplier will provide certificates and renewal certificates of insurance reflecting such policies and coverages as required above. Such certificates shall reflect that the underlying policies have been endorsed to provide at least thirty (30) days prior written notice to PSS of the cancellation, non-renewal, reduction or material change of any such insurance coverage.

20. CONFLICT RESOLUTION

20.1 Each party shall designate (in writing, if requested by the other party) a relationship manager responsible for the day to day management and coordination of the party's performance under this Agreement, and the parties' communications, transactions and relationship with each other. The relationship managers shall address conflicts that arise relative to this Agreement. If these relationship managers can not resolve such conflicts, then Supplier and PSS shall promptly establish a review board comprised of appropriate members of management from Supplier and PSS to resolve the conflict.

20.2 In the event that the review board of the Parties does not resolve a dispute within thirty (30) days from the date the review board is established, then the Parties agree to submit the dispute to non-binding mediation. If the Parties do not resolve the dispute through mediation, then either of the Parties may elect to pursue any remedies available at law.

21. GENERAL

21.1 Entire Agreement. This Agreement constitutes the entire Agreement between the parties concerning the subject matter hereof and supercedes any prior written or verbal agreements or understandings in connection herewith. No amendment, waiver or modification hereto or hereunder shall be valid unless specifically made in writing and signed by an authorized signatory of each of the parties hereto. No form, invoice, bill of lading, shipping document, order, receipt or other document provided by Supplier or by PSS shall operate to supercede, modify or amend any provisions of this Agreement, even if PSS has initialed, signed or otherwise acknowledged such document, unless the document expressly states that it modifies or amends this Agreement and is signed by an authorized representative of PSS. Neither Party's failure to exercise any of its rights under this Agreement will constitute or be deemed a waiver or forfeiture of those rights. All Exhibits attached to the Agreement shall be deemed a part of this Agreement and incorporated herein. Terms that are defined in this Agreement, and used in any Exhibit, have the same meaning in the Exhibit as in this Agreement. The provisions of an Exhibit shall prevail over any conflicting provisions of the body of this Agreement.

21.2 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail or delivered either by hand or by messenger, or sent via fax, addressed to the address set forth at the foot of this Agreement. Any notice or other communication so addressed and mailed by registered or certified mail (in each case, with return receipt requested) shall be deemed to be delivered and given when so mailed. Any notice or other communication so addressed and delivered by hand, by messenger or by fax shall be deemed to be given when actually received by the addressee.

21.3 Venue and Jurisdiction. The laws of the State of Illinois, will govern any disputes arising in connection with this Agreement. Supplier and PSS hereby consent to the exclusive jurisdiction and venue of the courts located in Atlanta, Georgia.

21.4 Attorneys' Fees. In any action relating to this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred therein, in addition to any other appropriate relief.

21.5 Severability. If for any reason any provision of this Agreement shall be deemed by a court of competent jurisdiction to be legally invalid or unenforceable, the validity of the remainder of the Agreement shall not be affected and the offending provision shall be deemed modified to the minimum extent necessary to make it consistent with applicable law, and, in its modified form, the provision shall then be enforceable and enforced.

21.6 Captions. The section headings and captions of this Agreement are for convenience and reference only and in no way define, limit or describe the scope or intent of this Agreement nor substantively affect it in any way.

IN WITNESS WHEREOF, the parties have executed this Agreement to be executed by their duly authorized representatives.

iCardia a DELAWARE corporation	PSS WORLD MEDICAL SHARED SERVICES, INC., a Florida corporation
By: [signature]	By: [signature]
Printed: WILLIAM F. WILLIS	Printed: Gary A. Corless
Title: PRESIDENT - CEO	Title: President - PSS Division
Date: 03/10/05	Date: 3-9-05